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                                   EXHIBIT 13




                             SUBSCRIPTION AGREEMENT

     The undersigned, Hartford Life Insurance Company ("HLIC"), desires to purchase, and Hartford MidCap Fund, Inc. (the "Fund"), desires to sell, shares of Common Stock of the Fund. Therefore, HLIC hereby agrees to purchase, and the Fund agrees to sell to HLIC, one thousand (1,000) shares of Common Stock of the Fund, par value $.10 per share, for $1.00 per share, for an aggregate purchase price of $1,000, payable in cash. HLIC represents to the Fund that HLIC is purchasing such shares for investment purposes without any present intention of redeeming or selling such shares.


     Dated:                          , 1997
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Hartford MidCap Fund, Inc.         Hartford Life Insurance Company


By:                                  By:
    --------------------------------      --------------------------------
     J. Richard Garrett                   Michael O'Halloran
     Its Vice President and Treasurer     Its Vice President